Exhibit 99.1

Inotek Pharmaceuticals Appoints Patrick Machado, JD, to Board of Directors

Lexington, MA — August 18, 2016 — Inotek Pharmaceuticals Corporation (NASDAQ: ITEK) (the “Company” or “Inotek”), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, today announced that Patrick Machado, JD, has been appointed to its Board of Directors. Mr. Machado will serve on the Audit Committee.

Mr. Machado most recently served as Co-Founder, Chief Business Officer and Chief Financial Officer of Medivation, Inc. (NASDAQ: MDVN), a biopharmaceutical company, for 11 years. At Medivation, Mr. Machado led the company through a period of substantial financial and clinical growth while managing all business development, financial, operations and legal functions of the company. Mr. Machado’s affiliations prior to Medivation included Cytyc Health Corporation, ProDuct Health, Inc., and Chiron Corporation.

Mr. Machado earned a JD, Cum Laude, from Harvard Law School and a BA and BS, Summa Cum Laude, in German and Economics, respectively, from Santa Clara University. He currently serves as a member of the Board of Directors of Medivation, Inc., Chimerix, Inc. (NASDAQ: CMRX), and Scynexis, Inc. (NASDAQ: SCYX).

“I am delighted to welcome Pat to Inotek’s Board of Directors” said David P. Southwell, President and Chief Executive Officer. “Mr. Machado’s diverse and extensive experience guiding late-stage biopharmaceutical companies through all stages of growth will be very valuable to us, as we grow Inotek with the development of trabodenoson.”

“Inotek’s promising pipeline of ocular disease therapies has great potential to become innovative and convenient treatment options for patients suffering from glaucoma and other eye disorders,” said Mr. Machado. “I look forward to providing strategic guidance to the Inotek team during this critical stage of trabodenoson’s development.”

About Inotek Pharmaceuticals Corporation

Inotek Pharmaceuticals is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other eye diseases. The Company’s lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic currently in Phase 3 development. Trabodenoson was developed in Inotek’s laboratories and is designed to restore the eye’s natural pressure control mechanism. Additionally, the Company is evaluating the potential for selective adenosine mimetics to address optic neuropathies and other degenerative retinal diseases. For more information, please visit www.inotekpharma.com. The inclusion of our website address here and elsewhere in this press release does not include or incorporate by reference the information on our website into this press release.

Forward-Looking Statements

This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Inotek Contact:

Claudine Prowse, PhD, 781-552-4305

Vice President, Strategy and Investor Relations Officer

IR@inotekpharma.com

Investor Contact:

MacDougall Biomedical Communications

Chris Erdman, 781-235-3060

cerdman@macbiocom.com

Media Contact:

MacDougall Biomedical Communications

Karen Sharma, 781-235-3060

ksharma@macbiocom.com